UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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[    ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2)

[    ] Definitive Information Statement

Perfisans Holdings, Inc.
(Name of Registrant as Specified In Its Chapter)

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TABLE OF CONTENTS

Page

INFORMATION STATEMENT

OUTSTANDING SHARES AND VOTING RIGHTS

AMENDMENTS TO THE ARTICLES OF INCORPORATION

RATIFICATION OF APPOINTMENT OF DIRECTORS

RATIFICATION OF APPOINTMENT OF AUDITOR

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

ADDITIONAL INFORMATION

1 2 3 6 7 7 8

Perfisans Holdings, Inc.
18 Crown Steel Drive, Unit #310,
Markham, Ontario L3R 9X8

INFORMATION STATEMENT

     This information statement pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and Regulation 14C and Schedule 14C thereunder (the “Information Statement ”) will be mailed on or about October 14, 2007 to the stockholders of record as of September 21, 2007 (the “Record Date ”) of Perfisans Holdings, Inc. in connection with certain actions to be taken pursuant to the written consent of the stockholders of the Company holding a majority of the outstanding shares of common stock, dated as of September 21, 2007.

     The actions to be taken pursuant to the written consent shall be taken on or after November 4, 2007, 20 days after the mailing of this information statement.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO
STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

By Order of the Board of

/s/ Bok Wong
Bok Wong
President and Chief Executive
Officer

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

NOTICE OF ACTIONS TO BE TAKEN PURSUANT TO THE WRITTEN CONSENT OF STOCKHOLDERS HOLDING A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY IN LIEU OF A SPECIAL MEETING OF THE STOCKHOLDERS, DATED SEPTEMBER 21, 2007

To Our Stockholders:

NOTICE IS HEREBY GIVEN that, on September 21, 2007, Perfisans Holdings, Inc., a Maryland corporation (“ PFNH ” or the “ Company ”) obtained the written consent of stockholders holding a majority of the voting power of the issued and outstanding shares of common stock (the “ Common Stock ”), to approve the following matters.

     1. The articles of incorporation (the “Articles of Incorporation”) of the Company will be amended to change the Company’s name from “Perfisans Holdings, Inc.” to “Aspire Group, Inc.”; and

     2. The Articles of Incorporation of the Company, will be amended to effect a Twenty-Five (25) for One (1) reverse stock split, whereby, as of the Record Date, for every twenty-five shares of Common Stock then owned each stockholder shall receive one share of Common Stock.

     Such actions will be taken on or after November 4, 2007, or approximately twenty (20) days after the mailing of this Information Statement.

     In addition, the Company took the following actions, which do not require the approval of the stockholders of the Company's Common Stock:

     1. The ratification of the appointment of Bok Wong as Chief Executive Officer, President and Chairman of the Board of Directors of the Company;

     2. The ratification of the appointment of To Hon Lam as Director of the Company;

     3. The ratification of the appointment of Eric Wang as Director of the Company; and

     4. The ratification of the appointment of Schwarts Levitsky Feldman as the Company’s independent auditors for the fiscal year ended December 31, 2007.

OUTSTANDING SHARES AND VOTING RIGHTS

     As of the Record Date, the Company's authorized capitalization consisted of 150,000,000 shares of common stock (the “Common Stock ”), of which 135,307,200 shares were issued and outstanding. Holders of Common Stock have no preemptive rights to acquire or subscribe to any of the additional shares of Common Stock.

      Each share of Common Stock entitles its holder to one vote on each matter submitted to the stockholders. However, because stockholders holding at least a majority of the voting rights of all outstanding shares of capital stock as at the Record Date have voted in favor of the foregoing proposals by resolution dated September 21, 2007; and having sufficient voting power to approve such proposals through their ownership of capital stock, no other stockholder consents will be solicited in connection with this Information Statement.

     Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the proposals will not be adopted until a date at least 20 days after the date on which this Information Statement has been mailed to the stockholders. The Company anticipates that the actions contemplated herein will be effected on or after November 4, 2007.

     The Company has asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

AMENDMENTS TO THE ARTICLES OF INCORPORATION

     On September 21, 2007, the board of directors of the Company (the “Board of Directors”) and the stockholders of the Company holding a majority of the outstanding shares of Common Stock of the Company approved amendments to the Articles of Incorporation:

  To amend the Articles of Incorporation of the Company to change the Company’s name from “Perfisans Holdings, Inc.” to “Aspire Group, Inc.”.

  To effect a Twenty-Five (25) to One (1) reverse stock split, whereby, as of the Record Date, for every twenty-five shares of Common Stock then owned, each stockholder shall receive one share of Common Stock.

THE CHANGE OF THE COMPANY'S NAME

     The amendments to the Articles of Incorporation will change the Company's name from Perfisans Holdings, Inc. to Aspire Group, Inc. in order to better reflect the business of the Company.

THE REVERSE STOCK SPLIT OF COMMON STOCK

General

     The Board of Directors and the stockholders of the Company holding a majority of the outstanding shares of Common Stock have approved an amendment to the Articles of Incorporation to effect a reverse stock split of the Company's Common Stock.

Background

     The Company currently has 150,000,000 shares of Common Stock authorized, and approximately 135,307,200 shares of Common Stock are outstanding as of the Record Date. The Board of Directors and the stockholders believe that the price of the Common Stock is too low to attract investors to buy the stock. In order to proportionally raise the per share price of the Common Stock by reducing the number of shares of the Common Stock outstanding, the Board of Directors and the stockholders believe that it is in the best interests of the Company to implement a reverse stock split. In addition, the Board of Directors and the stockholders believe that the share price of the Common Stock is a factor in whether the Common Stock meets investing guidelines for certain institutional investors and investment funds. Finally, the Board of Directors and the stockholders believe that the Company will benefit from relatively lower trading costs for a higher priced stock. The combination of lower transaction costs and increased interest from institutional investors and investment funds may ultimately improve the trading liquidity of the Common Stock. The Board of Directors and the stockholders are not implementing the reverse stock split in anticipation of any future transaction or series of transactions, including any “going private” transaction.

Material Effects of the Reverse Stock Split

     The reverse stock split will be effected simultaneously for all of the Common Stock, and the ratio will be the same for all of the Common Stock. The reverse stock split will affect all of the Company's stockholders uniformly and will not affect any stockholder's percentage ownership interests in the Company, except to the extent that the reverse stock split results in fractional share ownership.

     The principal effect of the reverse stock split will be to reduce the number of shares of the Common Stock issued and outstanding from approximately 135,307,200 shares as of September 21, 2007 to approximately 5,412,288 shares.

     In addition, the reverse stock split will increase the number of stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots may experience an increase in the cost of selling their shares and may have greater difficulty in effecting sales.

Effect on Fractional Stockholders

Stockholders will not receive fractional post-reverse stock split shares in connection with the reverse stock split and we will not be paying any cash to stockholders for any fractional shares from the reverse split. Instead, any resulting fractional shares shall be rounded up to the nearest whole number.

Effect on Registered and Beneficial Stockholders

     Upon the reverse stock split, the Company intends to treat stockholders holding the Common Stock in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding the Common Stock in “street name.” However, such banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. Stockholders who hold their shares with such a bank, broker or other nominee and who have any questions in this regard are encouraged to contact their nominees.

Effect on Registered Certificated Shares

     Stockholders whose shares are held in certificate form will receive a transmittal letter from our transfer agent, Select Fidelity Transfer Services Ltd., as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender certificate(s) representing pre-reverse stock split shares to the transfer agent. No new shares will be issued until outstanding certificate(s) are surrendered, together with a properly completed and executed letter of transmittal, to the transfer agent. Stockholders should not submit any certificate(s) until requested to do so.

Procedure for Effecting Reverse Stock Split

     The Company will promptly file an amendment to its Articles of Incorporation with the Secretary of State of the State of Maryland to amend its existing Articles of Incorporation. The reverse stock split will become effective on the date of filing the Amended Articles of Incorporation, which is referred to as the “Effective Date.” Beginning on the Effective Date, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares. The text of the Amended Articles of Incorporation is set forth in Appendix A to this Information Statement. The text of the Amended Articles of Incorporation is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Maryland and as the Board of Directors deems necessary and advisable to effect the reverse stock split.

Certain Risk Factors Associated with the Reverse Stock Split

     Implementation of the reverse stock split entails various risks and uncertainties, including but not limited to the following:

  There can be no assurance that the market price per share of the Common Stock after the reverse stock split will remain unchanged or increase in proportion to the reduction in the number of shares of the Common Stock outstanding before the reverse stock split. Accordingly, the total market capitalization of the Company after the reverse stock split may be lower than the total market capitalization before the reverse stock split.

  After the reverse stock split is effected, if the market price of the Common Stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split.

  There can be no assurance that the reverse stock split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of the Common Stock may not necessarily improve.

  The reduced number of shares that would be outstanding after the reverse stock split could adversely affect the liquidity of the Common Stock.

Authorized Shares

     The reverse stock split will affect all issued and outstanding shares of the Common Stock and outstanding rights to acquire the Common Stock. Upon the effectiveness of the reverse stock split, the number of authorized shares of the Common Stock that are not issued or outstanding would increase due to the reduction in the number of shares of the Common Stock issued and outstanding.

     The Company currently has 150,000,000 shares of authorized Common Stock and 135,307,200 shares of Common Stock issued and outstanding as of September 21, 2007. Authorized but un-issued shares of Common Stock will be available for issuance, and the Company may issue such shares in the future. However, the Company has no current plans to issue any additional shares of Common Stock. If the Company issues additional shares of Common Stock, the ownership interest of holders of the Common Stock will be diluted.

The following table sets forth information regarding the Company's current and anticipated number of authorized shares and issued and outstanding shares of the Common Stock following implementation of the reverse stock split.

Number of
		Number of	Number of	Shares
	Number of	Shares	Shares of	of Common
	Shares	of Common Stock	Common Stock	Stock
	of Common	Issued and	Reserved for	Available for
	Authorized	Outstanding	Issuance	Issuance
As of September 21, 2007	150,000,000	135,307,200	14,692,800	14,692,800

After 25 for 1 reverse
stock split	150,000,000	5,412,288	144,587,712	144,587,712

Accounting Matters

     The reverse stock split will not affect the par value of the Common Stock. As a result, as of the effective time of the reverse stock split, the stated capital attributable to the Common Stock on the Company's balance sheet will be reduced proportionately based on the reverse stock split ratio of Twenty-Five-for-One, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value of the Common Stock will be restated because there will be fewer shares of the Common Stock outstanding.

Potential Anti-Takeover Effect

     Although the increased proportion of un-issued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the reverse stock split proposal is not being undertaken in response to any effort of which the Board of Directors is aware to accumulate shares of the Common Stock or obtain control of Company. Other than the reverse stock split, the Board of Directors does not currently contemplate the adoption of any other amendments to the Articles of Incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company.

No Appraisal Rights

The Company will independently provide stockholders with any appraisal rights.

Federal Income Tax Consequences of the Reverse Stock Split

     The following is a summary of the material federal income tax consequences of the proposed reverse stock split. This discussion is based on the Internal Revenue Code, the Treasury Regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service, and all other applicable authorities as of the date of this document, all of which are subject to change (possibly with retroactive effect). This discussion does not describe all of the tax consequences that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules (such as dealers in securities, financial institutions, insurance companies, tax-exempt organizations, foreign individuals and entities, and persons who acquired their Common Stock as compensation). In addition, this summary is limited to stockholders that hold their Common Stock as capital assets. This discussion also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction.

ACCORDINGLY, EACH STOCKHOLDER IS STRONGLY URGED TO CONSULT WITH A TAX ADVISER TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE REVERSE STOCK SPLIT.

     No gain or loss should be recognized by a stockholder upon such stockholder's exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split will be the same as the stockholder's aggregate tax basis in the pre-reverse stock split shares exchanged therefore. The stockholder's holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split.

     The tax treatment of each stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder's own tax advisor with respect to the tax consequences of the reverse stock split. Each stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the reverse stock split.

RATIFICATION OF APPOINTMENT OF DIRECTORS

     The Board of Directors has appointed Bok Wong as the Company's Chairman of the Board of Directors, President and Chief Executive Officer, as well as To Hon Lam and Eric Wang as Directors of the Company.

ELECTION OF DIRECTORS AND OFFICERS

The following table sets forth certain information with respect to persons elected to the Board of Directors of the Company by written consent:

		POSITION WITH
NAME	AGE	COMPANY

Bok Wong	42	Chief Executive Officer, President and Chairman of the
		Board

To Hon Lam	49	Director

Eric Wang	43	Director

BOK WONG co-founded Perfisans Networks in February 2001 and has acted as its Vice President of Operations and Business since inception. Mr. Wong became the President and CEO in November 2005. Previously he was with Intevis Corporation, a System On Chip design consulting company. Intevis is a multi million dollar company, which designs complex network ASIC chips and network processors for companies such as 3COM, Nortel, and Cabletron. He was the principal consultant of Intevis from 1998 to 2000 and Trebia Director of ASIC Technology from 2000 to February 2001. Mr. Wong has also worked with ATI Technologies, Genesis Microchip, and Philips in Hong Kong.

TO-HON LAM co-founded Perfisans Networks in February 2001 and has served as our Director since 2001. Prior to Perfisans, he successfully launched Matrox Toronto Design Center specializing in multi-million gate graphics and video processors. Mr. Lam has managed over 100 software and hardware projects. He was the co-founder and Director of Engineering with SiconVideo where he has employed from 1999 through February 2001. He also worked with ATI Technologies, where he designed several state of the art application specific integrated circuits (ASIC). ATI is currently a leader in the graphic chip design industry. Mr. Lam has over 21 years of engineering and design management experience with ASIC technologies.

ERIC WANG has served as our Director since 2005. A 13–year veteran of General Resources where he served as Vice President & CFO. As Vice President and CFO, he had overall responsibility for Financial Controls & Planning. Prior to that he was the deputy manager of Shang-Ching United C.P.A. Firm

RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors has also appointed Schwartz Levitsky Feldman as the Company’s independent auditors for the fiscal year December 31, 2007. Schwartz Levitsky Feldman has acted as auditors for the Company beginning December, 2003.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company's directors and executive officers, and persons who own more than ten percent (10%) of the Company's outstanding common stock, file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by the Commission to furnish the Company with copies of all such reports they file. To the best of the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representation, all of the Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners have been satisfied.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

     The following table sets forth certain information, as of September 21, 2007 concerning the shares of Common Stock of the Company, held by (1) each stockholder known by the Company to beneficially own more than five percent of the common stock, (2) each director of the Company, (3) each executive officer of the Company, and (4) all directors and executive officers of the Company as a group:

Name and Address	Number of Shares	Percent of Class
	Beneficially Owned

General Resources Co.	11,500,000	7.6%
Bok Wong (1)	6,602,800	4.4%
To Hon Lam	6,602,800	4.4%
Eric Wang	0	0
Alfred Morgan Capital	10,000,000	6.67%
All officers and directors as a group

Total Beneficially Owned	13,205,600	8.8%

(1) The person named is an officer, director, or both.

ADDITIONAL INFORMATION

     The Company will provide upon request and without charge to each stockholder receiving this Information Statement a copy of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, including the financial statements and financial statement schedule information included therein, as filed with the Securities and Exchange Commission. The Annual Report is incorporated in this Information Statement. You are encouraged to review the Annual Report together with subsequent information filed by the Company with the Securities and Exchange Commission and other publicly available information. A copy of any public filing is also available, at no charge, by contacting our legal counsel, Gersten, Savage LLP, attn: Arthur S. Marcus, Esq. at 212-752-9700.

By Order of the Board of
Directors,

/s/ Bok Wong
Bok Wong
Chairman of the Board

APPENDIX A

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

PERFISANS HOLDINGS, INC.

     A Maryland corporation hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     The charter of the corporation is hereby amended as follows:

     1. The name of the corporation shall be Aspire Group, Inc.

     2. Additionally, the shareholders holding a majority of the outstanding capital stock of the Company have consented to a reverse split of the Company’s common stock on a 25 to 1 basis.

     This amendment of the charter of the corporation has been approved by the Board of Directors and majority vote of the shareholders.

     I, the undersigned President and Chief Executive Officer swear under penalties of perjury that the foregoing is a corporate act.

     Effective the ___ day of November, 2007.

/s/ Bok Wong
Bok Wong
President and Chief Executive
Officer